ISIN:
US90270KGC71
Public
UBS
AG
Phoenix
Autocallable
Notes
Distributed through J.P. Morgan
Securities LLC
Free
Writing
Prospectus
Filed
Pursuant
to
Rule
433
Registration
Statement
No.
333-204908
Dated
December
16,
2015

First 11 Interest Review Dates
Compare the closing level of the underlying index against the initial level and the interest barrier until the final averaging dates or any automatic call.
The closing level is equal to or greater than the initial level
Early Redemption
You will receive (i) the principal amount plus (ii) the contingent interest payment with respect to the interest payment date
The closing level is less than the initial level
No Automatic Call
The closing level is equal to or greater than the interest barrier
You will receive the contingent interest payment. Proceed to the next interest review date.
The closing level is less than the interest barrier
No contingent interest payment. Proceed to the next interest review date.

Phoenix
Autocallable
Notes
Linked
to
the
S&P
GSCI
TM
Crude
Oil
Excess
Return
Index
Indicative Terms
Hypothetical Return on a Note
Underlying Index
S&P GSCI      Crude Oil Excess Return Index (Bloomberg Ticker: "SPGCCLP")
Initial Level
[ ]
Contingent Interest Payment
$25.00
Trigger Level
60%
Interest Barrier
60%
Term
Approximately 3 years
Your potential return is limited to the contingent interest payments, which should not be viewed as periodic interest payments
You do not seek guaranteed current income from your investment
You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes
You assume the credit risk of UBS AG for all payments under the Notes
224
40.00%
$1,025.00
40.00%
$1,025.00
Market prices of commodities futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors. These
208
30.00%
$1,025.00
30.00%
$1,025.00
factors may create additional investment risks that cause the value of the Notes to be more volatile than the values of traditional
192
20.00%
$1,025.00
20.00%
$1,025.00
securities
184
15.00%
$1,025.00
15.00%
$1,025.00
The estimated initial value of the Notes is lower than the issue price
176
10.00%
$1,025.00
10.00%
$1,025.00
Conflicts of interests may apply to the Notes, including conflicts arising from hedging activities
168
5.00%
$1,025.00
5.00%
$1,025.00
Additional risk factors in respect to the Notes offering and the underlying market risk can be found in section "Key Risks" of the
160
0.00%
$1,025.00
0.00%
$1,025.00
respective Preliminary Prospectus Supplement
152
-5.00%
$25.00
-5.00%
$1,025.00
144
-10.00%
$25.00
-10.00%
$1,025.00
136
-15.00%
$25.00
-15.00%
$1,025.00
112
-30.00%
$25.00
-30.00%
$1,025.00
96
-40.00%
$25.00
-40.00%
$1,025.00
95.98
-40.01%
$0.00
-40.01%
$599.99
80
-50.00%
$0.00
-50.00%
$500.00
64
-60.00%
$0.00
-60.00%
$400.00
Investor Suitability / Risk Considerations
Investing in the Notes involves significant risks:
You may lose all of your initial investment
Please refer to the Preliminary Prospectus Supplement and Product Supplement for further details on risks, liquidity, prospective returns and other matters of interest. This Free Writing Prospectus must not be looked at in isolation and a decision with respect to an investment in the Notes must be taken in conjunction with all available documentation in reference to this Note offering.
Hypothetical Payment upon Automatic Call or at Maturity
Hypothetical
Closing Level
Interest review dates Prior to the Final
Interest review date
Final Interest review date
Hypothetical
Underlying Return at
Interest review date
Payment on
Interest Payment
Date or Call Settlement
Date
Hypothetical
Underlying Return
at Maturity
Hypothetical
Payment at Maturity
per Note
1) The Notes will be automatically called if the closing level of the underlying index on any interest review date (other than the final interest review date) is equal to or greater than the initial level.
2) You will receive a contingent interest payment in connection with an interest review date (other than the final interest review date) if the closing price of the underlying index on that interest review date is equal to or greater than the interest barrier.
3) You will receive a contingent interest payment in connection with the final interest review date if the final level is equal to or greater than the interest barrier.
1)
2)
3)
Contingent Interest Payments
UBS will pay a contingent interest payment if the closing level of the underlying index  (in the case of any review date other than the final averaging dates) or the final level of the underlying index (in the case of the valuation date) is equal to or greater than the interest barrier.
Automatically Callable
UBS will automatically call the Notes if the closing price of the underlying index  (in the case of any review date other than the final averaging dates) or the final level of the underlying index (in the case of the valuation date) is equal to or greater than the initial level.
If called, UBS will pay you an amount per Note equal to $1,000 plus the contingent interest payment otherwise due.
Potential Payment at Maturity (per Note)
1)
If
the
Notes
have
not
been
called
and
the
final
level
is
equal
to
or
greater
than
the
trigger
level
and
the
interest
barrier,
UBS
will
pay you an amount per note equal to $1,000 plus the contingent interest payment otherwise due on the maturity date.
2) If the Notes have not been called and the final level is less than the trigger level, UBS will repay less than the principal amount, if anything,
resulting
in
a
loss
on
your
investment
proportionate
to
the
decline
of
the
underlying
index,
for
an
amount
per
note
equal
to
$1,000 plus ($1,000 x Underlying Return).
What are the Payments on the Notes, Assuming a Range of Performances for the Underlying Index?
The following table illustrates payments on the Notes, assuming a range of performance for the underlying index on a given interest review date.
The
hypothetical
payments
set
forth
below
assume
an
initial
level
of
160
an
interest
barrier
and
trigger
level of 96 (equal to 60% of the hypothetical initial level) and reflect the contingent interest payment of $25.00.
The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.
TM

Additional Information
This
material
has
been
prepared
by
UBS
AG,
or
an
affiliate
thereof
("UBS").
In
certain
countries
UBS
AG
is
referred
to
as
UBS
SA.
UBS has filed a registration statement (including a preliminary prospectus supplement, product supplement, prospectus and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering for which this free writing prospectus relates. Before you invest, you should read the preliminary prospectus supplement dated [  ], which contains further details on risks, liquidity, prospective returns and other matters of interest, the product supplement dated July 27, 2015, the prospectus dated June 12, 2015 titled “Debt Securities and Warrants”, relating to our Securities and the index supplement dated
June
12,
2015,
which
contains
information
about
certain
indices
to
which
particular
categories
of
debt
securities
and
warrants
that
we
may
offer,
including
the
Notes,
may
be
linked
and
any
other
documents that
UBS
has filed with the SEC for more complete information about UBS. You may obtain these documents for free from the SEC Website at www.sec.gov. Our Central Index Key, or CIK, on the
SEC Website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.
This free writing prospectus is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement:
You
may
access
the
index
supplement
and
prospectus
on
the
SEC
website
at
www.sec.gov
or
by
clicking
on
the
hyperlinks
to
each
of
the
respective
documents
incorporated
by
reference
in
the
preliminary pricing supplement.
http://www.sec.gov/Archives/edgar/data/1114446/000091412115000688/ub33789459-424b2.htm

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regard
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or
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For
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on
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regulated
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AG,
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(excluding
UBS
Securities
LLC
and/or
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Capital
Markets
LP)
acts
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(in
accordance
with
the
interpretation
of
these
terms
in
the
UK)
in
the
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save
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Except
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Limited,
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AG,
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(as
detailed
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Rules)
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does
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apply
to,
and
should
not
be
relied
upon
by,
private
customers.
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Limited
is
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FSA.
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and
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Securities
France
S.A.
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Securities
France
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Marchés
Financiers
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Securities
France
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Securities
France
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Germany:
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AG.
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AG
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Mercado
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Menkul
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AS
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Limited.
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Representative
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Cyprus
Moscow
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Switzerland:
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AG
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investors
only.
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Prepared
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and
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and
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Italia
Sim
S.p.A..
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Sim
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is
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Società
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Sim
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Italia
Sim
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South
Africa:
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South
Africa
(Pty)
Limited
(Registration
No.
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is
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Limited,
the
South
African
Futures
Exchange
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Exchange
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Africa.
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Africa
(Pty)
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is
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authorised
Financial
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Provider.
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AG
and
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of
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principal
Canadian
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exchanges
&
CIPF.
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Kong:
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research,
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Kong
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Securities
Asia
Limited.
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relating
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corporate
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exchange,
fixed
income
products
and
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business,
and
related
research,
are
being
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in
Hong
Kong
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AG,
Hong
Kong
Branch.
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Distributed
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Securities
Pte.
Ltd
or
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AG,
Singapore
Branch.
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business,
and
related
research,
are
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Securities
Japan
Ltd.
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materials
relating
to
foreign
exchange
and
other
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business,
and
related
research,
are
distributed
in
Japan
by
UBS
AG,
Tokyo
Branch.
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Australia
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AG
(Holder
of
Australian
Financial
Services
Licence
No.
231087)
and
UBS
Securities
Australia
Ltd
(Holder
of
Australian
Financial
services
Licence
No.
231098).
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Zealand:
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New
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©
2015
UBS.
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UBS
specifically
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accepts
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liability
whatsoever
for
the
actions
of
third
parties
in
this
respect.

4 Contact Information UBS Structuring 1285 Avenue of the Americas New York, NY 10019 Tel. +1 203-719-7777 www.ubs.com UBS Securities LLC is a subsidiary of UBS AG